EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

LINKBANCORP, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	475,000(3)	$7.51(2)	$3,567,250	0.00011020	$393.11
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	475,000(4)	$7.51(2)	$3,567,250	0.00011020	$393.11
Equity	Common stock, $0.01 par value per share	457(h)	415,900(5)	$10.54(6)	$4,383,586	0.00011020	$483.07
Total Offering Amounts					$11,518,086		$1,269.29
Total Fee Offsets							$0.00
Net Fee Due							$1,269.29
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(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the LINKBANCORP, Inc. 2022 Equity Incentive Plan (the “2022 Equity Plan”), the LINKBANCORP, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and  the LINKBANCORP, Inc. 2019 Equity Incentive Plan (the “2019 Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of LINKBANCORP, Inc. (the “Company”) pursuant to 17 C.F.R. Section 230.416(a).

(2)
The proposed maximum offering price per share of $7.51 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices per share of the Company’s common stock as reported on the Nasdaq Capital Market on September 30, 2022.

(3)	Represents 475,000 shares common stock, par value $0.01 per share, of the Company issuable pursuant to the 2022 Equity Plan.
(4)	Represents 475,000 shares common stock, par value $0.01 per share, of the Company issuable pursuant to the ESPP.
(5)	Represents the number of shares of common stock currently reserved for issuance for options that were granted, but have not been exercised by the recipient pursuant to the 2019 Equity Plan.
(6)
Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $10.54 per share, the weighted-average exercise price of stock options outstanding under the 2019 Equity Plan as of the date of this Registration Statement.